Man Shing Increases Production Capacity 45% by Leasing an Additional 2.4 Million Square Meters of Farmland

Planting on new and existing land to begin in April 2011

HONG KONG, April 5, 2011 -- Man Shing Agricultural Holdings, Inc. (OTC BB: MSAH) ("Man Shing" the "Company," "we," "us," or "our"), located in the Shandong Province and one of the largest Chinese exporters of fresh ginger to Japan, the United Kingdom, and the Netherlands, has leased an additional 2.4 million square meters, or 3,620 Mu of farmland, increasing total farmland by approximately 45% to 7.7 million square meters.

The newly leased farmland is located in close proximity to the 5.3 million square meters of land currently leased by the Company in Anqiu, Shandong Province.  This lease furthers the Company’s growth strategy. The annual cost for the new lease of 2.4 million square meters of farmland is approximately $530,000. Planting on the new 2.4 million square meters and existing 5.3 million square meters of farmland will begin in April 2011, followed by harvesting in October 2011.

Mr. Shili Liu, Chairman and CEO of Man Shing, stated, “Today’s announcement marks a significant milestone in the history of Man Shing as we have increased total farmland by 45% to 7.7 million square meters of farmland. This production increase bodes very well for our future financial performance, if demand continues to grow for our product and the favorable pricing trend for fresh, high quality ginger continues, as we believe that they will. The significance of finalizing the lease for land in close proximity to existing operations also enables us to ensure that the planting, harvesting, and implementation of quality standards can be done without additional costs beyond the general farming expenses stated.”

Mr. Shili Liu, continued, “We have also worked closely with the PRC government and the farmland workers of Anqiu. Due to our reputation as one of the market leaders in the production of fresh ginger, Man Shing has gained the trust and respect from both parties allowing us the opportunity to lease more land. Demand for our products remains at an all time high. Due to the timing of this agreement, we can now prepare to plant on the new and existing land as originally scheduled in mid April of this year.”

After management evaluates the financial impact of the new farmland and fiscal 2011 results are reported, financial guidance for the fiscal year ending June 30, 2012 will be given.

About Man Shing Agricultural Holdings, Inc.
Man Shing Agricultural Holdings, Inc., through its operating subsidiary in Shandong of China, is focused on the production and processing of fresh ginger and other select vegetables such as onion and garlic. The Company produces high-quality ginger which meets the requirements of the British Retail Consortium Global Food Standard. The Company focuses on customers located in countries such as Japan and the European Union which are food safety oriented. For further information about Man Shing Agricultural Holdings, Inc, please visit the Company's website at http://www.msaginger.com/

Forward Looking Statement:
Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations of signing new customers and contracts, developing new products, projected revenues and earnings, and the success of new products. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Man Shing Agricultural Holdings, Inc. undertakes no obligation to update the forward-looking information contained in this press release.

Company Contact:
Man Shing Agricultural Holdings, Inc.
Mr. Shili Liu, CEO, Chairman and president
paulson@msaginger.com
Mr. Kenny Chow, CFO
kenny@msaginger.com
+86-536-464-4888
+852-2530-3122
http://www.msaginger.com/

Investor Contact:
HSC Global, an affiliate of HC International, Inc.
Alan Sheinwald, President
(914) 669-8885
Alan.Sheinwald@HSCGlobal.net
www.HSCGlobal.net